EXHIBIT 12.1



Charles River Laboratories, Inc.
Computation of Ratio of Earnings to Fixed Charges
(In millions, except ratio data)

                                                                                                               Three        Three
                                                                                                              Months       Months
                                                                                                               Ended        Ended
                                        12/28/96      12/27/97      12/26/98      12/25/99      12/30/00      3/25/00      3/31/01
                                        --------      --------      --------      --------      --------      -------      -------
Income before income taxes**             26,134        23,839        37,501        35,531        32,631        6,467       12,743
Fixed Charges:
      Interest expense                      491           501           421         9,943        32,271        8,873        6,667
 Amortization of deferred
   financing costs                            -             -             -           426         1,503          428          291
 1/3 rent from operating leases             981         1,037         1,091         1,319         1,783          441          493
                                        -------       -------       -------       -------       -------      -------      -------
 Total fixed charges                    $ 1,472       $ 1,538       $ 1,512       $11,688       $35,557      $ 9,742      $ 7,451
                                        -------       -------       -------       -------       -------      -------      -------
Earnings + fixed charges                $27,606       $25,377       $39,013       $47,219       $68,188      $16,209      $20,194
                                        -------       -------       -------       -------       -------      -------      -------
Ratio of earnings to fixed charges         18.8          16.5          25.8           4.0           1.9          1.7          2.7
                                        =======       =======       =======       =======       =======      =======      -------

                                                   Pro Forma
                                            --------------------------
                                                                Three
                                            Fiscal Year         Months
                                               Ended            Ended
                                             12/30/00          3/31/01
                                            -----------        -------
          Income before income taxes**         44,115            13,027
                        Fixed Charges:
                      Interest expense         21,520             6,465
    Amortization of deferred financing
                                 costs            770               209
        1/3 rent from operating leases          1,783               493
                                              -------           -------
                   Total fixed charges        $24,073           $ 7,167
                                              -------           -------
              Earnings + fixed charges        $68,188           $20,194
                                              -------           -------
    Ratio of earnings to fixed charges            2.8               2.8
                                              =======           =======

** Includes earnings from equity investments less minority interest